Exhibit 99.1

ORIENT-EXPRESS HOTELS ANNOUNCES PRICING OF COMMON SHARE OFFERING

Hamilton, Bermuda, April 29, 2009.  Orient-Express Hotels Ltd. (NYSE: OEH, http://www.orient-express.com), today announced the pricing of its public offering of 22,500,000 Class A common shares at a price of $5.75 per share.  The Company has granted the underwriters an option to purchase up to an additional 3,375,000 shares to cover over-allotments, if any.  Subject to customary conditions, the offering is expected to close on or about Monday, May 4, 2009.

The Company intends to use the net proceeds from this offering, which are expected to be approximately $123 million (without giving effect to any exercise of the underwriters’ over-allotment option), primarily for debt reduction and general corporate purposes.

Deutsche Bank Securities Inc. is acting as sole bookrunner for this offering.

A copy of the final prospectus supplement and prospectus relating to these securities may be obtained by contacting Deutsche Bank Securities, Attn: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611 or e-mail at prospectusrequest@list.db.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Any offer or sale will be made only by means of the written prospectus forming part of the effective registration statement.

Contact:

Martin O’Grady

Vice President, Chief Financial Officer

Tel: +44 20 7921 4038

E: martin.ogrady@orient-express.com

Pippa Isbell

Vice President, Corporate Communications

Tel: +44 20 7921 4065

E: pippa.isbell@orient-express.com

ENDS